Exhibit 10.2

Date: 31 March 2023

Our ref:
Click Services Limited
Suite 709, 7/F
Ocean Centre
5 Canton Road, Harbour City
Kowloon

Dear Sirs,

BANKING FACILITIES

DBS Bank (Hong Kong) Limited (the “Bank”, which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (each a “Facility” and together the “Facilities”) to the Borrower described below, subject to the provisions of this letter and the attached “Standard Terms and Conditions Governing Facilities and Services” (“Standard Conditions”).

In relation to any trade finance facilities (including but not limited to guarantee, bond, indemnity, documentary credit, standby documentary credit or similar undertaking that the Bank is prepared to issue or issued from time to time), such trade finance facilities shall also be subject to the terms and conditions set out in any separate agreement, application forms, request or indemnity form (as may be amended, varied or supplemented from time to time) (“Trade Finance Terms”).

A.	BORROWER:

Click Services Limited

B.	FACILITY LIMITS:

Type(s) of Facility		Facility Limit(s)
1.	Overdraft	HKD1,000,000.-
2.	Revolving Term Loan	HKD7,000,000.-

Click Services Limited

C.	PRICING AND CONDITIONS:

Unless otherwise provided herein, interest and commission(s) on the Facilities will be charged at the Bank’s standard rate that may be varied from time to time at the Bank’s discretion.

Overdraft	Interest: 1.5% per annum over 1 month HIBOR which will be revised on daily basis, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Revolving Term Loan

Drawdown: In a minimum amount of HKD100,000.- for a period of 90 days as may be approved by the Bank. Unless otherwise agreed by the Bank, drawdown notice shall be delivered to the Bank at or before 10:00 a.m. on the proposed drawdown date.

Interest: 1 month HIBOR plus 1.5% per annum (as calculated by the Bank), on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank, payable by the Borrower at the maturity of each advance.

Repayment: Each advance shall be repayable together on the maturity date of that advance. Subject to the discretion of the Bank, any amount repaid will be allowed for re-borrowing.

Review Fee:	HKD5,000.-.

D.	SECURITY AND CONDITIONS PRECEDENT:

Unless otherwise approved by the Bank, the Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

1.	This letter duly executed by the Borrower.

2.	General Commercial Agreement duly executed by the Borrower.

3.	All monies Second Legal Charge/Mortgage over the property at [ ], Hong Kong and an assignment of insurance policy in respect of the above property duly executed by and in the name of Leung Wing Shan.

4.	Guarantee and Indemnity for an unlimited amount duly executed by Leung Wing Shan.

Click Services Limited

5.	Commercial Credit Reference Agency consent form duly executed by the Borrower.

6.	All documents and/or other requirements (including but not limited to copy of identification document of all authorized signers) for complying with policies and procedures in relation to customer due diligence and acceptance or similar requirements imposed by governing authorities and/or the Bank from time to time.

7.	Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s)) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

8.	Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

9.	Such other documents, items or evidence that the Bank may request from time to time.

E.	FACILITY ADJUSTMENT AND TOP-UP REQUIREMENT

The Borrower shall comply with (and procure any security provider to comply with) at all times the security coverage ratio(s) specified in this letter or as may be determined by the Bank from time to time. If any of the security coverage ratio(s) shall at any time fall below the level required by the Bank, the Borrower shall provide additional security acceptable to the Bank and/or reduce the outstanding of the Facilities designated by the Bank, in order to comply with the relevant requirements within the time limit imposed by the Bank from time to time. Without prejudice to the rights of the Bank under this letter, the Bank is authorized, from time to time, to uplift, realize, collect or sell as the Bank may think fit and without being liable for any loss to the Borrower or any security provider, if applicable, all or any part of the securities pledged to the Bank without any prior notice to the Borrower or any security provider, if applicable, and to apply the proceeds in or towards satisfaction of the Borrower’s indebtedness owing to the Bank.

F.	COVENANTS AND UNDERTAKINGS:

In addition to the undertakings specified in the “Standard Conditions”, the Borrower undertakes to the Bank that it will:

●	ensure that all consents, licences, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in full effect throughout the period if any amount is or may become outstanding under the Facilities;

●	promptly submit to the Bank:

a)	with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and

b)	other information that the Bank may request from time to time;

Click Services Limited

●	immediately inform the Bank of:

a)	any change of the Borrower’s directors or beneficial shareholders (except where the Borrower is a listed company);

b)	any factor which may inhibit, impair or delay performance by the Borrower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party; and

c)	the failure to continue to obtain consents, licences, approvals, registrations and filings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s)) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities;

●	subscribe to such electronic banking services and shall promptly, and in any event within 5 Business Days of the Bank’s request, provide to the Bank, all documents and approvals required by us in connection with your registration and activation of DBS IDEAL, including: (i) a duly executed DBS IDEAL application form and (ii) certified true extract by a director and company secretary of the Borrower’s board of directors’ resolutions or such other equivalent document(s) authorizing the execution of the same and/or such form required by the Bank in connection with the Borrower’s registration for DBS IDEAL and/or eReport service. The Borrower acknowledges that the Bank may provide certain electronic advices or notices through electronic means, including making them available at our electronic banking services platform.

G.	OTHER TERMS AND CONDITIONS

●	The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without the consent of the Borrower or any other person. Unless the changes are not within the Bank’s control, the Bank shall give reasonable notice to the Borrower for any variation to the Facilities affecting the interest, fees and charges and the liabilities or obligations of the Borrower, and such variation shall take effect after the expiration of such notice which may be given by the Bank by such means as the Bank may at its discretion see fit.

●	Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part thereof and/or to require cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

●	Payment by the Borrower to the Bank shall be in the currency of the relevant liability. The Borrower hereby authorizes the Bank to debit any sum which may be required to meet the payment of principal, interest, default interest, handling fee, commissions, fire insurance premium and other fees and charges in relation to (i) the Facilities or (ii) such other loan(s) into which the Facilities may from time to time be converted, consolidated and /or replaced from (unless otherwise specified by the Borrower) any of the current account(s) / savings account(s) maintained by the Borrower with the Bank and in case such account(s) is/are not in the same currency as the liability, the Borrower hereby authorizes the Bank to perform relevant foreign exchange based on the prevailing exchange rate of the Bank in order to settle the relevant payment in the currency of the liability.

Click Services Limited

●	The “Standard Conditions” attached and/or referred to in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them. If there is any conflict or inconsistency among the following documents, the terms of any earlier-listed document will prevail over any later listed document to the extent of that inconsistency:

(a)	in respect of a trade finance facility (including but not limited to guarantee, bond, indemnity, documentary credit, standby documentary credit or similar undertaking that the Bank is prepared to issue or issued from time to time), the Trade Finance Terms (other than the General Commercial Agreement if any);

(b)	this letter;

(c)	if applicable, the relevant RFR Schedule that applies to a particular type of facility and/or the relevant Trade Finance - Daily Simple Schedule that applies to a particular type of facility, as the case may be, to the extent of that inconsistency as regards to risk free rates;

(d)	in respect of a facility that is “Factoring” , the Factoring Agreement (if one is entered into) and the “Terms and Conditions Governing Factoring Facilities and Services” and to the extent there is an inconsistency between the Factoring Agreement and the “Terms and Conditions Governing Factoring Facilities and Services”, the “Terms and Conditions Governing Factoring Facilities and Services “shall prevail;

(e)	if applicable, the General Commercial Agreement; and

(f)	the Standard Conditions.

Where this letter does not enclose or incorporate any of the documents in paragraph (c), (d) or (e) above or there are no Trade Finance Terms, then the references to these documents shall be disregarded when construing this provision.

The Bank may, at its absolute discretion vary, amend or supplement any of the terms of the “Standard Conditions”. Such variation, amendment or supplement shall take effect not less than 30 days after the date of the notice to the Borrower setting out details of such variation, amendment or supplement or, if later, the date specified in the notice. The Borrower agrees to be bound by any such amended or revised “Standard Conditions”.

●	In this letter, “include(s)” or “including” shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall take effect as, limiting the generality of any preceding or following words.

Click Services Limited

●	This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

●	The Bank recognises that banks have an important role to play in promoting responsible environmental, social and governance (“ESG”) behaviour of our customers and is committed to practising responsible financing. We trust that the information, including ESG information based on publicly available information as well as any information provided by your company representatives, to be true and accurate and is covered by the Undertakings given by you to us in the “Standard Conditions” and any other agreements relating to banking facilities granted by us to you.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed “Security And Conditions Precedent” above, for the attention of Mr. Ken Li (“Designated Relationship Manager”), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank. By accepting this offer, you are deemed to have confirmed to the Bank that you are not a Connected Person as set out in clause 21 of the “Standard Conditions”.

When accepted, this letter will supersede the facility letter the Bank has sent to the Borrower with reference number: [   ] and its supplemental facility letter(s), if any.

We enclose a set of documents which should also be completed and returned to us. If you have any queries, please contact the Designated Relationship Manager at telephone number [   ].

We are pleased to be of service to you.

Yours faithfully,

For and on behalf of
DBS Bank (Hong Kong) Limited

Authorized Signatories

YW/ccy
Encl.

Click Services Limited

IMPORTANT NOTE
Interest rates which are used as “benchmarks”, including LIBOR, EURIBOR, SIBOR and SOR, are the subject of recent national and international regulatory guidance and proposals for reform. These reforms may cause such benchmarks to perform differently than in the past or to discontinue entirely, impact other interest rates and indices linked to such benchmarks or have other consequences which cannot be predicted.
With effect from 3 J December 202 l, the following LIBOR benchmarks have ceased/ are no longer representative: GBP, EUR CHF, JPY and 1-week and 2-month USD LIBOR. The regulator of LIBOR (the UK FCA) has also announced that the remaining USD LIBOR tenors will cease/ no longer be representative from 30 June 2023. In Singapore the Monetary Authority of Singapore has endorsed the announcements by the Steering Committee for SOR & SIBOR Transition to SORA; SOR will be discontinued from 30 June 2023 and SIBOR will be discontinued from 31 March 2022 (in the case of 6-month SIBOR) and 31 December 2024 (for the remaining SIBOR tenors).
The elimination, or changes in the manner of administration, of any such benchmarks, could require an adjustment to the terms and conditions, or result in other consequences, in respect of the Facilities if it is linked to or references such benchmarks. Any of the above changes or any other consequential changes as a result of international reforms or other initiatives or investigations in respect of benchmarks, could have an adverse effect on the cost of borrowing if it is linked to or references such benchmarks.

ACCEPTANCE AND AGREEMENT BY THE BORROWER

We have verbally confirmed with the Bank upon the Facility application that this Facility application from us was not referred by third party (means all kinds of engagement including having the facility application referred by and/or channeled through and/or acted through third party), and hereby repeat and declare the same in writing.

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter and (ii) the “Standard Conditions” attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of
Click Services Limited

Authorized signor(s)

Standard Terms And Conditions
Governing Facilities and Services Granted by
DBS Bank (Hong Kong) Limited 星展银行(香港)有限公司
(the “Bank”)
(“Standard Conditions”)

A.	GENERAL TERMS AND CONDITIONS

1.	Undertakings So long as any monies are owing or are to be advanced under the Facility Documents:

1.1	Obligations to rank pari passu: The Borrower must ensure that its obligations under the Facility Letter are unconditional and unsubordinated and will at all times rank at least pari passu with all its other unsecured and unsubordinated obligations (except for such obligations mandatorily preferred by law).

1.2	Furnishing of Information: The Borrower will deliver to the Bank (i) where applicable, certified true copies of each Obligor’s audited and (if applicable) consolidated financial statements for each of such Obligor’s financial year as soon as the same are available but not later than 180 days after the end of such Obligor’s financial year or such other dates as may otherwise be mutually agreed by the Borrower and the Bank and at any other time requested by the Bank; (ii) where applicable, certified true copies of each Obligor’s semi-annual financial statements as soon as the same are available, but not later than 4 months after the first half of such Obligor’s financial year or such other dates as may otherwise be mutually agreed by the Borrower and the Bank and at any time requested by the Bank; and (iii) promptly, any other information and/or documents as the Bank may require. For any properties charged to the Bank, the Bank may from time to time require a valuation report in form and substance acceptable to it. All the valuation fees are for the account of the Borrower.

1.3	Nature of business/ Changes in Articles of Association or equivalent constitutional documents: The Borrower must not substantially alter the nature of its business or amend any provision in its constitutional documents (if applicable) relating to its principal business activities or its power to borrow, secure or guarantee and supply the Bank certified true copies of any updated constitutional documents.

1.4	Change of Management: The Borrower must, and must procure that each other Obligor must, ensure that there will be no change in its management without the prior written consent of the Bank.

1.5	Notice of default: The Borrower will notify the Bank promptly upon occurrence of any potential or actual breach of the terms by any Obligor under any Facility Document or any other event which might affect any of Obligor’s ability to perform its obligations under or in connection with the Facility Documents.

1.6	Re-organisation: The Borrower must not undertake or agree to undertake any re-organisation, amalgamation, reconstruction, merger, take-over or any other schemes of compromise or arrangement affecting its present constitution without the prior written consent of the Bank.

1.7	Indemnity/costs and expenses/break funding:

1.7.1	The Borrower shall on demand indemnify the Bank against all costs, expenses, Taxes, claims, demands, actions, damages, losses and liabilities whatsoever (including legal fees on a full indemnity basis) which may reasonably be incurred by the Bank in connection with:

(a)	the execution, delivery, performance, perfection, enforcement, preservation of rights or attempted enforcement or preservation of rights under the Facility Documents. For the avoidance of doubt, the fees, costs and expenses are payable by the Borrower notwithstanding that the Facilities are cancelled, modified or withdrawn at any time before completion of the relevant transaction;

(b)	breakfunding and other costs for any advances prepaid, any advances requested for but not made, unwinding costs for foreign exchange, or any derivative transactions terminated before the contracted maturity date; and

(c)	any breach by any Obligor under any Facility Document or any enquiry, investigation, subpoena (or similar order), litigation, arbitration or administrative proceedings with respect to an Obligor and/or any Affiliates of the Borrower or with respect to the transactions contemplated under the Facility Documents.

1.7.2	If the Bank receives any sum in a currency (the “Relevant Currency”) other than the currency in which such sum is due (the “Currency of Account”) and that amount, when converted into the Currency of Account at the Bank’s rate of exchange on the date of receipt or recovery, is less than the amount in the Currency of Account due to the Bank, the Borrower shall indemnify the Bank on demand against any cost and loss sustained by it as a result of such conversion.

1.8	Anti-money laundering/sanctions: The Borrower will, and will procure that each of its Affiliates will, at all times comply with all applicable anti-money laundering, anti-bribery, anti-corruption, counter-terrorism financing, and economic or trade sanctions laws and regulations.

1.9	Compliance with laws: The Borrower will, and will procure that each of its Affiliates will, at all times: (i) comply in all respects with all applicable laws and regulations, including all applicable anti-money laundering, anti-bribery, anti-corruption, counter-terrorism financing, and economic or trade sanctions laws and regulations and Environmental Law; and (ii) obtain and maintain any Environmental Permit applicable to it.

1.10	No misleading Information: The Borrower warrants to the Bank that all information provided by it or its Affiliates for the purposes of the Facility Documents is true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

2.	Application of Advance Notwithstanding any other provision of the Facility Documents, if on any date an amount (“First Amount”) is to be advanced by the Bank and an amount (“Second Amount”) is due from the Borrower to the Bank, the Bank shall apply the First Amount in payment of the Second Amount. The Bank shall advance any excess (or, as the case may be, the Borrower shall pay any shortfall) in accordance with the Facility Documents.

3.	Interest All interest (including default interest) under the Facility Documents shall accrue on a daily basis and shall be calculated based on the actual number of days elapsed, with monthly rests or such other periodic rests as the Bank may prescribe and based on a 365- day year (if the interest is in Singapore Dollars, British Pounds Sterling, Hong Kong Dollars, Malaysian Ringgit or any other currency as the Bank may notify the Borrower (collectively, the “Specified Currencies”)), and based on a 360-day year (if the interest is in any other foreign currency which is not a Specified Currency).

4.	Alternative Interest Rates

If, on any rate fixing day or for any interest period, the Bank is unable to determine the applicable interest rate or the Bank determines that the relevant benchmark rate is not available or is zero or negative or is no longer representative; or the methodology, formula or other means of determining the relevant benchmark rate has materially changed; or the administrator of the applicable benchmark rate or its supervisor announces that it may no longer be used; or the cost to the Bank of funding the Facilities would be in excess of the applicable benchmark rate, then the rate of interest shall be the sum of (i) the margin specified in the Facility Letter; and (ii) the Cost of Funds. The Bank shall promptly notify the Borrower of such substitute rate of interest. The Bank shall not be required to reveal how its Cost of Funds is determined. For the purposes of this paragraph, references to “benchmark rate” shall include any compounded rate, central bank rate, daily rate, reference rate, risk free rate, or screen rate and any other tailback rate (however defined), in each case, that is used in the calculation of the rate of interest in the Facility Letter.

5.	Default Interest If any amount under the Facility Letter is unpaid on due date or exceeds the permitted facility limit, such overdue or excess sum will be subject to the Bank’s then prevailing overdue or over limit interest rate, and may be compounded monthly or at such other intervals as may be determined by the Bank. Unless otherwise stated, interest on such overdue or excess amounts shall be payable immediately on demand by the Bank but if not demanded, shall be paid at the end of each month. In addition, the Bank reserves the right to charge any excess overdraft utilisation at a rate to be determined by the Bank.

6.	Fees/ Payment

6.1	The Bank is entitled to receive a handling fee in an amount to be determined by the Bank in respect of the periodical review to be carried out by the Bank so long as the Facilities are continuing. The Borrower shall pay to the Bank on demand the commissions, fees and charges in connection with the Facilities and/or services (including insurance cover) at the rates and in the amount and manner stipulated by the Bank from time to time. Schedules of fees and charges are published by the Bank and will be made available to the Borrower upon request.

6.2	All payments to the Bank shall be made in immediately available funds before noon on the due date. If a payment due date is not a Business Day, the payment shall be made on the next following Business Day or the immediate preceding Business Day depending on the nature/type of Facilities, as may be absolutely determined by the Bank. Payment by the Borrower to the Bank shall be in the currency of the relevant liability.

6.3	Any monies paid to the Bank in respect of the Borrower’s obligations may be applied in or towards satisfaction of the same or placed to the credit of a suspense account with a view to preserving the Bank’s rights to prove for the whole of the Borrower’s outstanding obligations.

6.4	If any payments paid to the Bank in respect of the Borrower’s obligations are required to be repaid by virtue of any law relating to insolvency, bankruptcy or liquidation or for any other reason, the Bank shall be entitled to recover such sums from the Borrower as if such monies had not been paid.

6.5	The Bank may apply the moneys received from the Borrower towards discharge of the Borrower’s obligations to the Bank in whatever priority that the Bank may determine.

7.	Insurance

The Borrower shall maintain insurance coverage against loss and damages on such terms and with insurance companies acceptable to the Bank with respect to assets in which the Bank has an interest, failing which the Bank may arrange the insurance at the expense of the Borrower. The Bank’s interest shall be duly noted on the relevant insurance documents. The Borrower shall lodge with the Bank all evidence related to such insurance as may be requested by the Bank.

8.	Authority to Debit and Set-off Accounts

8.1	The Bank is entitled, at any time and without notice to the Borrower, to set-off any obligations of the Bank to the Borrower towards satisfaction of the Total Indebtedness and any other obligations of the Borrower to the Bank. The Bank shall be entitled to debit the Borrower’s accounts (whether in Hong Kong or elsewhere and whether alone or jointly with any other person) for any amount owing or payable by the Borrower at any time and without any notice to the Borrower.

8.2	The Bank is also entitled to effect any necessary currency conversions at the Bank’s own rate of exchange then prevailing. If an amount is unascertained, the Bank may estimate that amount and set-off or debit in respect of the estimate, subject to final settlement between the Borrower and the Bank when that amount is ascertained.

8.3	The circumstances in which the Bank will exercise its rights of set-off include, without limitation, the following:

8.3.1	the Borrower fails to observe any terms of the Facility Documents;

8.3.2	the Borrower fails to pay any debt due or the Bank has reason to believe that the Borrower is unable to pay any debt due;

8.3.3	any attachment, execution or similar process is levied against the Borrower; or

8.3.4	any petition for the Borrower’s bankruptcy or winding up is presented to the court.

8.4	The Bank will, as soon as practicable, give notice to the Borrower of any exercise of its rights under this clause.

9.	Lien and Power of Sale The Bank shall have a lien on all property of the Borrower coming into the possession or control of the Bank, for custody or far any other reason and whether or not in the ordinary course of banking business, as security, with power for the Bank to sell such property to satisfy any obligations owed by the Borrower to the Bank.

10.	Rights Cumulative and No Waivers No failure or delay by the Bank in exercising any right or remedy hereunder shall operate as a waiver hereof nor shall any defective or partial exercise of any right or remedy prevent any other or further exercise of that or any other right or remedy. No course of conduct or negotiation on the Bank’s part shall preclude the Bank from exercising any such right or constitute a waiver of any such right. Any waiver of the Bank’s rights must be in writing.

11.	Rights Binding on Borrower The Bank’s rights in the Facility Documents shall be binding on the Borrower and its successors and shall not be affected by (i) any liquidation affecting any Obligor or any change in any Obligor’s constitution, or (ii) any change in the Bank’s constitution, or (iii) any death, bankruptcy, insanity or other disability affecting any Obligor.

12.	Termination Events Without prejudice to any other terms in the Facility Documents (including without limitation, the Bank’s right of review and the Bank’s right to demand immediate repayment of any Facility which is repayable on demand), if any Termination Event occurs, the Bank may by notice to the Borrower terminate the Facility whereupon such Facility (or any part thereof) shall be immediately cancelled and/or declare the Total Indebtedness to be immediately due and payable to the Bank, whereupon it shall become so due and payable. Thereafter:

12.1	the Bank shall be entitled to immediately exercise all or any rights, powers or remedies under any Security Documents without any restriction;

12.2	any sum repaid to the Bank by or for the account of the Borrower shall be applied at the Bank’s sole discretion towards the settlement and discharge of the Borrower’s liabilities and obligations on any account; and

12.3	where applicable, the Borrower shall without demand immediately procure the complete and unconditional release of the Bank from all its liabilities and obligations (contingent or otherwise), failing which the Borrower shall immediately pay to the Bank such sums as may be necessary to be paid to the beneficiaries or any other persons whatsoever under or in relation to the said liabilities and obligations together with all costs and expenses reasonably incurred or which may be reasonably incurred by the Bank in respect thereof.

13.	Assignment and Transfer The Borrower may not assign or transfer any rights or obligations under any Facility Document without the Bank’s prior written consent. The Bank may make the Facilities available and receive any payment due to it through any of its offices. The Bank may at any time without consent of and without notice to the Borrower assign, or transfer by novation, all or any part of its rights and/or obligations under any Facility Document to any person as the Bank thinks fit. Any such assignee or transferee shall be entitled to the full benefit of such rights and/or obligations as if it were the Bank. Notwithstanding the foregoing, any transfer by novation shall be effected by way of notification from the Bank and the transferee to the Borrower, specifying the effective date of such transfer. Upon any transfer taking effect pursuant to this clause, (1) the Bank and the Borrower shall be released from their obligations to each other and their respective rights against each other shall be cancelled (the “Discharged Rights and Obligations”); (2) the Borrower and the transferee lender shall assume obligations towards each other and/or acquire rights against each other which differ from the Discharged Rights and Obligations only insofar as the Borrower and the transferee lender have assumed and/or acquired the same in place of the Borrower and the Bank; (3) references in the Facility Documents to the Bank shall be construed accordingly as references to the transferee lender or the Bank, as relevant; and (4) all agreements, representations and warranties made in the Facility Documents shall survive any assignments or transfers made pursuant to this clause and shall inure to the benefit of the transferee lender as well as the Bank. The Bank may at any time grant one or more participations in its rights and/or obligations under the Facility Documents but the Borrower shall not be concerned in any way with any participation so granted.

14.	Security over Lenders’ right In addition to the other rights provided to the Bank under the Facility Documents, the Bank may without consulting with or obtaining consent from any Obligor, at any lime charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Facility Document to secure obligations of the Bank including:

14.1	any charge, assignment or other security to secure obligations to a federal reserve or central bank; and

14.2	any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Bank as security for those obligations or securities, except that no such charge, assignment or security shall:

(a) release the Bank from any of its obligations under the Facility Documents or substitute the beneficiary of the relevant charge, assignment or security for the Bank as a party to any of the Facility Documents; or

(b) require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Bank under the Facility Documents.

15.	Change affecting Foreign Currency If the Bank determines that currency requested by the Borrower under the Facilities is unavailable, the Borrower’s request shall be deemed to be withdrawn.

16.	Severability The illegality, invalidity or unenforceability of any provision or part of the Facility Documents under the law of any jurisdiction shall not affect or impair the validity, legality and enforceability of any other provision or part of the provision and the remaining provisions of the Facility Documents shall be construed as if such invalid, unlawful or unenforceable provision or part had never been contained in the Facility Documents.

17.	Consent to Disclosure

17.1	Consent to Disclosure

17.1.1	The Bank may disclose any information in connection with the Borrower, the Borrower’s account, the Borrower’s transactions and/or the Facilities to:

(a)	any person to whom such disclosure is permitted or required under any law or regulation or required or requested by any court, government authority or regulator;

(b)	any Obligor and any Affiliate of any Obligor;

(c)	any person to whom the Bank assigns, transfers or sub-participates (or intends to assign, transfer or sub participate) any rights or obligations of the Bank;

(d)	any person for the purposes of enforcing or protecting the Bank’s rights and interests;

(e)	any person in connection with any insolvency or other analogous proceedings in relation to any Obligor or any Affiliate of any Obligor;

(f)	any entity of the DBS Group; and

(g)	any person in connection with the provision of insurance or services to meet DBS Group’s operational, administrative or risk management requirements.

17.1.2	The Borrower consents and acknowledges that the Bank may provide the Borrower’s information to any proposed or actual guarantor or other security provider (or their solicitors) in respect of any credit facilities extended or to be extended to the Borrower, including (without limitation):

(a)	any financial information concerning the Borrower;

(b)	a copy of the contract evidencing the obligations to be guaranteed or secured or a summary of such contract;

(c)	a copy of any formal demand for overdue payment which may be sent to the Borrower after it has failed to settle an overdue amount; and

(d)	from time to time on request by the proposed or actual guarantor or security provider, a copy of the Borrower’s latest statement of account or other information showing the financial status of the Borrower and/or credit facilities extended to the Borrower.

17.2	Data Policy

The Borrower agrees that the applicable data policies and other communications to customers concerning their data (“Data Policy Notice”) from time to time issued by the Bank (a member of the DBS Group) shall apply. The Borrower acknowledges that the Bank has given a copy of the Bank’s current Data Policy Notice to It. The- Borrower further acknowledges that It can obtain a copy of the Data Policy Notice which applies from time to time at any branches of the Bank or from the Bank’s website. The Borrower agrees that all information provided or that the Bank obtains from any other sources or that arises from the Borrower’s relationship with the Bank (or any other DBS Group company) will be subject to the Data Policy. Notice (as may be varied from time to time).

The Borrower confirms that each individual whose personal data the Borrower gives the Bank has provided the Borrower with their consent to the Bank’s receiving, holding and processing those personal data in accordance with the Data Policy Notice.

18.	Further Act or Assurance/Authorization

18.1	The Borrower shall at its own expense, immediately execute such documents or take such steps, as the Bank may reasonably require.

18.2	The Borrower hereby authorizes the Bank to appoint any other person (including correspondent, agent or third party contractor) in relation to the Facilities and services and the Bank may delegate any of its powers in the Facility Documents to such person.

19.	Taxes

19.1	The Borrower will pay all Taxes now or hereafter imposed by law on the Bank in respect of the Facility Documents or on any payment under the Facility Documents. The Bank shall have the right to debit the same from any account of the Borrower.

19.2	The Borrower will pay all amounts free arid clear of any deduction, counterclaim, set-off or withholding. If the Borrower is required by law to make any such deduction, counterclaim, set-off or withholding, the Borrower will pay to the Bank additional amounts so that the Bank receives an amount equal to what the Bank would have received if no such deduction, counterclaim, set-off or withholding had been made.

20.	Statement/Certificate A statement or certificate issued by the Bank on a rate or amount under or in connection with the Facilities or the Facility Documents shall (in the absence of manifest or computational error) be final and conclusive against the Borrower.

21.	Relationship with Directors/Employees etc As a licensed bank, the Bank is subject to certain limitations on advances to persons related to the directors, employees, controllers or minority shareholder controllers of the Bank, its subsidiaries or Affiliates (“Connected Persons’’). The Borrower hereby con firms to the Bank that it is not a Connected Person. The Borrow r undertakes to immediately advise the Bank in writing upon becoming a Connected Person at any time while the loan or other Indebtedness to the Bank is outstanding.

For the purpose of this clause, “controllers” and “minority shareholder controllers” shall have the meanings used within the relevant rules relating to exposures to connected parties under the Banking (Exposure Limits) Rules of the Banking Ordinance (Cap 155 of the Laws of Hong Kong): and “subsidiary” shall have the meaning ascribed to it in the Companies Ordinance (Cap 622 of the Laws of Hong Kong).

22.	Limitation on Liability The Bank, its agent and correspondent shall not be liable to the Borrower for any action taken or not taken by them unless directly caused by their negligence or wilful misconduct.

23.	Partnership

23.1	Where the Borrower is a partnership or otherwise consists of two or more persons, references to the Borrower, where the context admits, are references to the persons who constitute the Borrower for the time being, and each of these persons shall be jointly and severally liable for the Borrower’s obligations and liabilities to the Bank.

23.2	Any document executed and signed by the Borrower to the Bank shall continue to bind the partnership notwithstanding any change in the constitution, name or membership of the partnership by reason of death, bankruptcy, retirement, disability, or admission of new partners or the occurrence of any other event which may dissolve the partnership or otherwise affect its obligations to the Bank. In the case of the death or retirement of a partner, the liability of the partner or his estate to the Bank shall cease only with regard to transactions made with the Bank subsequent to the receipt by the Sank of written notice of the retirement or death of the deceased partner.

24.	Third Parties A person who is not a party to the Facility Letter may not enforce any of its terms under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong).

25.	Governing Law and Jurisdiction

25.1	The Facility Letter is governed by and shall be construed in accordance with the laws of Hong Kong. The Borrower submits to the non-exclusive jurisdiction of the courts of Hong Kong In respect of any dispute arising out of or In connection with the Facility Letter. The Borrower agrees that the courts of Hong Kong are the most appropriate and convenient forum and will not argue to the contrary. Nothing in this paragraph shall limit the right of the Bank to take proceedings against the Borrower In any other court nor shall the taking of proceedings in one or more Jurisdictions preclude the Bank from taking proceedings in any other jurisdiction, whether concurrently or not.

25.2	The Borrower Irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or other similar grounds from suit, jurisdiction of any court, Injunction or order for specific performance or recovery of property, attachment of its assets, and execution or enforcement of any Judgment to which It or its revenues or assets might otherwise be entitled in any proceedings.

26.	Notices

26.1	The Bank may provide certain electronic advices or notices through electronic means, including making them available at the Bank’s electronic banking services platform and any notices made available on the Bank’s electronic platform shall be deemed effective at the time it was made available according to the Bank’s system. The Bank may provide certain notices by e-mail to an e-mail address of the Borrower as notified to the Bank from time to time and any notices provided by e-mail shall be deemed effective at the time shown in the Bank’s e-mail system as being successfully sent to the Borrower’s e-mail address.

26.2	Subject to the above or unless otherwise agreed, all communications to the Borrower shall be sent by post or left at the Borrower’s registered office or principal place of business in the records of the Bank, or if sent by fax, to the numbers in the records of the Bank, and shall be deemed to have been received by the Borrower on the second or seventh Business Day following such posting to an address in Hong Kong or overseas respectively, or on the day when it was so left, or upon dispatch of such fax. Any notice by the Borrower to the Bank shall be in writing and shall be deemed to have been given only on actual receipt.

27.	Service of Process If the Borrower is not ordinarily resident in Hong Kong or is not a company incorporated under the laws of Hong Kong or is a non-Hong Kong company which is not registered under the Companies Ordinance (Cap 622 of the Laws of Hong Kong), the Borrower hereby appoints, agrees to appoint and retain as long as any Facilities are outstanding, a process agent (as notified to the Bank) to accept service of any legal process in Hong Kong on behalf of the Borrower in connection with the Facility Letter. The Borrower agrees that any writ, summons, order, judgment or other document shall be deemed duly and sufficiently served on the Borrower when left at or sent by post to the address of the process agent last known to the Bank. The foregoing shall not limit the Bank’s right to serve process on the Borrower by any other mode of service.

B.	DEFINITIONS AND INTERPRETATION

1.	Unless the context requires otherwise, the following expressions appearing in the Facility Letter and these Standard Conditions shall have the following meanings:-

“advance” or “Advance” means any loan, advance, drawing, drawdown or, as applicable, a utilisation made or to be made under the Facility Letter or the principal amount outstanding for the time being of that loan, advance, drawing, drawdown or utilization and the word “drawing” shall mean and be interpreted the same as an “advance” and these terms may be used interchangeably;

“Affiliates” in respect of a party, means any other legal entity, directly or indirectly controlling or controlled by or under the direct or indirect common control with that party,

for the purpose of this definition, “control” means (i) the direct or indirect ownership of 50% or more of the voting share capital of a party; or (ii) the entitlement to exercise, or control the exercise of 50% or more of the voting power of a party; or (iii) the ability of a party (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to direct the management and policies of another party or to control the composition of the other party’s board of directors or equivalent body.

“Bank” means DBS Bank (Hong Kong) Limited which includes all its branches and offices wherever situated and its successors, assigns and any other person with which the Bank merges or consolidates;

“Borrower” means a party who is, or is deemed as, a borrower under any Facility Letter, and where there is more than one Borrower, all references to the “Borrower” shall mean all such persons or any one or more of them;

“BSBY” means, unless otherwise provided in the Facility Letter, in respect of an interest period, the US Dollar wholesale funding rate known as the Bloomberg Short-Term Bank Yield Index for a period equal in length to the interest period as published by Bloomberg Index Services Limited (or a successor administrator selected by the Bank) (the “BSBY Administrator”) on the ticker symbol “[BSBYON, BSBY1m, BSBY3m, BSBY6m, BSBY12m]” (or any successor or replacement ticker) published on The Bloomberg Professional services software, data and equipment provided by Bloomberg L.P. as of 8.00am New York City Time (or any amended publication time as specified by the BSBY Administrator) on the day that is one RFR Banking Days preceding the first day of that interest period, If BSBY is replaced or not available, the Bank may specify a replacement rate;

“Business Day” shall mean a day (excluding Saturdays, Sundays and public holidays) (a) on which banks are open in Hong Kong; and if applicable, (b) if the transaction requires (for the determination for payment or purchases of an RFR Currency, or the determination of the start, end or duration of an interest or financing period), shall include an RFR Banking Day, (c) if the transaction requires or involves a currency (other than Euro and, Hong Kong Dollars or any other RFR Currency) or involves a currency (other than Euro, Hong Kong Dollars or any other RFR Currency), on which banks in the principal financial centre where such currency is issued are open; and/or (d) if the transaction requires or involves Euro, on which the bank in which the Bank maintains an account in Euro and the system in which such bank uses, are open;

“Cost of Funds” means the rate determined by the Bank solely to be its cost of funding of the relevant Facility;

“DBS Group” means DBS Group Holdings Ltd and its Affiliates;

“Environmental Law” means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment;

“Environmental Permit” means any authorization required by an Environmental Law;

“Facilities” means the banking facilities, loans and advances or other accommodation (or any part of it) more particularly described in the Facility Letter and such other banking facilities as may from time to time be granted by the Bank to the Borrower;

“Facility Documents” means the Facility Letter, the Security Documents, any Reference Rate Supplement, all agreements, credit agreements, facility letters, application and other forms and all other documents made or to be made between an Obligor and the Bank and/or one or more Affiliates of the Borrower and the Bank or executed by an Obligor and/or one or more Affiliates of the Borrower in favour of the Bank and/or for the attention of the Bank in connection with the Facilities;

“Facility Letter’’ means the letter of offer relating to the Facilities granted or to be granted by the Bank to the Borrower and shall include these Standard Conditions and any and all other terms and conditions of the Bank attached thereto or any one or more or all of them as the context may require, all of which are incorporated therein and form part thereof;

“HIBOR” means the Hong Kong Interbank Offered Rate quoted by the Bank for the relevant period;

“Interest Period” or “interest period” means, in relation to an advance, each interest period, financing period, term, tenor or other relevant period or reference to which interest or an amount owed to theBank is calculated in the Facility Letter. In relation to an RFR Currency, if an interest period would otherwise end on a day which is not an RFR Banking Day for that currency, that interest period will instead end on the next RFR Banking Day in that calendar month (if there is one) or the preceding RFR Banking Day (if there is not);

“Loan” shall have the same meaning as ‘Advance” and in respect of a RFR Currency, refers to an advance drawn or outstanding in that RFR Currency;

“LIBOR” means the London Interbank Offered Rate quoted by the Bank for the relevant period;

“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if any period is expressed to accrue by reference to a month or any number of months then, in respect of the last month of that period: (a) subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day In that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day ; (b) if there Is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (c) if an interest period begins on the last Business Day of a calendar month, that Interest period shall end on the last Business Day in the calendar month in which that interest period is to end;

“Obligor” means each of the Borrower, guarantor and any other party to any of the Security Documents (other than the Bank and the Borrower);

“Reference Rate Supplement” means a document which: (a) specifies any term, calculation method or formula relating to the determination of the rate of interest or amount owed in relation to an Advance in an RFR Currency or any amount due and payable in an RFR Currency under a Facility Letter but unpaid by the Borrower; and (b) is notified by the Bank to the Borrower in writing. Each Reference Rate Supplement shall, with effect on and from the date specified by the Bank in that notice, or, if no such date is specified, on and from the date of that notice (unless otherwise stated), override anything relating to that RFR Currency (and/or calculation method or formula (as the case may be) in the Facility Letter or in these Standard Conditions or in any earlier Reference Rate Supplement for that RFR Currency. Borrower’s continued use of any Advance for that RFR Currency after such Reference Rate Supplement takes effect shall also be treated as its acceptance and agreement to such variation of the Facility Letter and the Standard Conditions;

“RFR Banking Days” means : (a) in relation to Singapore Dollars, a day (other than a Saturday, Sunday, public holiday or bank holiday) In Singapore; (b) In relation to US Dollars, a day other than; (I) a Saturday or Sunday; and (ii) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities; (c) in relation to Sterling, a day other than a Saturday or Sunday) on which banks are open for general business in London; (d) in relation to Japanese Yen, a day other than a Saturday or Sunday) on which banks are open for general business in Tokyo; (e) in relation to Euro, a day other than a Saturday or Sunday on which the Trans European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro; and/or (f) in relation to Swiss francs, a day (other than a Saturday or Sunday) on which banks are open for settlement of payments and foreign exchange transactions in Zurich;

“RFR Currency” means Singapore Dollars, US Dollars, Sterling, Japanese Yen, Euro, Swiss francs and/or any other currency theBank designates as an “RFR Currency”;

“Security Documents” means (i) any guarantee and any other document from time to time executed to guarantee, secure or otherwise assure the performance of the obligations of the Borrower under or in connection with the Facilities and (ii) any deed of subordination from time to time executed in favour of the Bank under or in connection with the Facility Documents and/or the Facilities;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“SONIA” means the sterling overnight index average (SONIA) reference rate displayed on the relevant screen of any authorized distributor of that reference rate;

“SORA” means the Singapore Overnight Rate Average (SORA) as published on the Statistics page of the Monetary Authority of Singapore website, http://www.mas.gov.sg, or any successor website officially designated by the Monetary Authority of Singapore (or as published by its authorised distributors);

“Taxes” includes all present and future taxes, levies, imposts, duties, fees, charges or withholding of a similar nature together with any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same;

“Term SOFR” means, unless otherwise provided in the Facility Letter, in respect of an interest period, the term SOFR reference rate published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate), for the relevant interest period on the day that is two RFR Banking Days before the first day of that period (or such other day as the Bank may determine). If Term SOFR is replaced or is not available, the Bank may specify a replacement rate;

“Term SONIA” means, in respect of an interest period, the term SONIA reference rate administered by Refinitiv Benchmark Services (UK) Limited (or any other person which takes over the publication of that rate), for the relevant interest period on the day that is one RFR Banking Days before the first day of that period (or such other day as the Bank may determine). If Term SONIA is replaced or is not available, the Bank may specify a replacement rate;

“Termination Event” means any of the following:

(a)	a failure by any Obligor to pay any amount due from it under any of the Facility Documents at the place and in the currency in which it is expressed to be payable on the due date or on demand if so payable;

(b)	any representation, warranty or undertaking provided by any Obligor in any Facility Document or in any document delivered thereunder is not complied with, or is or proves to have been incorrect in any respect when made or any Obligor does not perform or comply with any of the provisions under any Facility Document to which it is a party;

(c)	any Obligor or any of its Affiliates_is (or is deemed by law to be) insolvent or unable to pay its debts, suspends or threatens to suspend payment of any of its debts or takes any other step with a view to rescheduling all or a material part of (or a particular type of) its indebtedness, proposes a general assignment, arrangement or composition with any creditor, or a moratorium is agreed or declared in respect of all or a material part of (or a particular type of) its Indebtedness or assets; or any corporate action, legal proceeding or step is taken in relation to the bankruptcy, winding up, dissolution, termination, administration, judicial management, provisional supervision or reorganization (by way of a voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any of its Affiliates or for the appointment of a liquidator (including a provisional liquidator), receiver and/or manager, judicial manager, trustee, administrator, agent or similar officer in respect of any Obligor, any of its Affiliates or over any of its respective assets or any analogous step is taken in any jurisdiction; and

(d)	any indebtedness (whether actual or contingent), or any commitment for any indebtedness, of any Obligor or any of its Affiliates, is not paid when due, or is capable of being declared due and payable before its normal maturity or in the case of any such commitment, is capable of being cancelled or terminated as a result of any default (howsoever described) or if any Obligor or any of its Affiliates defaults under any foreign exchange transactions (or other similar transactions) or any derivative transactions; and

“Total Indebtedness” means at any time, all amounts (whether of principal, interest, fees, costs, charges, expenses or otherwise) owing (whether or not matured, actual, future, contingent, unliquidated or unascertained and whether as surety or as principal) from the Borrower either solely or jointly with any other person(s) to the Bank arising out of or in connection with any of the Facilities from time to time extended or granted by the Bank to the Borrower either solely or jointly with any other person(s) and including, without limitation, any amounts for which the Borrower is liable to indemnify the Bank in any matter whatsoever.

2.	The headings in the Facility Letter and these Standard Conditions shall be ignored in construing the Facility Letter and these Standard Conditions.

3.	A reference to:

(a)	any document or agreement refers to such document or agreement as amended, replaced or supplemented at any time and any document or agreement which amends, replaces or supplements such document or agreement;

(b)	an “Obligor”, “Borrower”, “Bank” and any person includes its successors in title, personal representatives, permitted assigns and transferees (where applicable);

(c)	a “person” includes any person, firm, company, corporation, government, state or agency of a state, governmental or quasi governmental bodies or authorities or any society, association or partnership, limited partnership, limited liability partnership or any other entity (whether or not having separate legal personality);

(d)	a “guarantee” includes an indemnity, bond or counter-indemnity, howsoever described, issued by any person in respect of any obligation of any other person; and

(e)	any statute or any provision thereof includes that statute or that provision as amended or re-enacted or re-numbered from time to time.

4.	Where two or more persons are included in the term “Borrower” and “Obligor”:

(a)	all covenants, agreements, terms, conditions, provisions, restrictions or obligations shall be deemed to be made by and binding on and applicable to them jointly and each of them severally and shall also be binding on and applicable to their respective successors and permitted assigns jointly and severally; and

(b)	any notice given by the Bank to any of the Borrower shall be binding on the others and any notice or demand given by the Bank to any one of the Borrower(s) shall be deemed to be served on all of them.